Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of AIAI Holdings Corporation (the Corporation) of our report dated November 22, 2025, with respect to the financial statement of the Corporation included herein. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Dallas, Texas

January 26, 2026